Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158218, 333-140921, 333-140744, and 333-121971 on Form S-3, 333-136911 on Form S-4, and 333-150312, 333-150311, 333-140912, 333-63101, 333-71990, 333-71992, 333-81134, 333-93193, 333-127890, and 333-127889 on Form S-8 of Integrys Energy Group, and Registration Statement Nos. 333-151119 on Form S-3 and 333-127889-01, 333-71990-01, and 333-63101-01 on Form S-8 of Wisconsin Public Service Corporation of our report dated June 15, 2009, appearing in this Annual Report on Form 11-K of the Wisconsin Public Service Corporation Employee Stock Ownership Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
June 15, 2009